Exhibit 10.9

CONSULTING AGREEMENT AND AUTHORIZATION TO PROCEED

This Agreement between EARTH TECH, Inc, d.b.a. Earth Tech Consulting, Inc., a California corporation, (“ETI”) with offices at 3033 Campus Drive North, Suite 290, Minneapolis, Minnesota 55441 and Highwater Ethanol (“CLIENT”), with offices at 30427 County Highway 10, Vesta, Minnesota 56292.

1.                                       ETI agrees to perform the services described in its PROPOSAL dated 04/26/06, including attachments and amendments (“SERVICES”).

2.                                      CLIENT authorizes ETI to perform these SERVICES for the following project and location:

Environmental Permitting for the Proposed Highwater Ethanol Facility near Lamberton, Minnesota.

3.                                      ETI is willing to perform the SERVICES in exchange for the following fee (check and complete):

☐                                    CLIENT will pay on a time and material basis.  ETI will invoice according to the Fee Schedule* attached to the PROPOSAL.

☐                                    CLIENT will pay a lump sum of $                .  ETI will invoice monthly on a percentage completed basis.

☒                                  CLIENT will pay on a time and material basis not to exceed the sum of $88,625.50.  ETI will invoice according to the Fee Schedule* attached to the PROPOSAL up to the stated limit.  Upon reaching the limit, ETI will stop performing unless CLIENT authorizes further work in writing.

☐                                    CLIENT will pay a retainer in the amount of $                , to be applied against the fee.

*ETI reserves the right to adjust its Fee Schedule annually.

4.                                       Billing:     ETI will submit invoices to CLIENT monthly.  CLIENT recognizes that timely payment is a material part of this Agreement.  Each invoice is due and payable within thirty (30) calendar days of the date of the invoice.  CLIENT will pay an additional charge of one and one-half percent per month not to exceed the maximum rate allowed by law for any payment received by ETI more than thirty (30) calendar days from the date of the invoice.  CLIENT will pay when due that portion of invoice, if any, not in dispute.  If CLIENT fails to pay any undisputed invoiced amounts within thirty (30) calendar days of the date of the invoice, ETI may suspend its performance or terminate this Agreement without incurring any liability to CLIENT and without waiving any other claim against CLIENT.

5.                                      Special Provisions:           ☒      NONE           ☐      ATTACHMENT

6.                                       CLIENT RECOGNIZES THAT THE PRESENCE OF HAZARDOUS MATERIALS OR POLLUTION ON OR BENEATH THE SURFACE OF A SITE MAY CREATE RISKS AND LIABILITIES.  CONSULTANT HAS NEITHER CREATED NOR CONTRIBUTED TO THIS POLLUTION.  CONSEQUENTLY, CLIENT RECOGNIZES THIS AGREEMENT WILL ACCORDLINGLY LIMIT CONSULTANT’S LIABILITY.

CLIENT confirms reading this document in full (including the terms 7 through 18 on the following page).  This Agreement when executed by Earth Tech is an offer to perform their services, open for acceptance within 30 days.  This Agreement becomes effective on the date CLIENT signs below.

CLIENT:		ETI – EARTH TECH, Inc., d.b.a Earth Tech Consulting, Inc.

By:	/s/ Brian Kletscher	By:	/s/ J. Michael Valentine

Name:	Brian Kletscher	Name:	J. Michael Valentine

Title:	President	Title:	Vice President

Date:	5/4/06	Date:	04/26/06

7.                                       Standard of Care:  ETI will perform the Services in accordance with the standards of care and diligence normally practiced by consulting firms performing services of a similar nature in the same locale.

8.                                       Indemnity/Limitation of Liability:  Subject to any limitations stated in this Agreement, ETI will indemnify and hold harmless CLIENT, its officers, directors, employees, and subcontractors, from and against all claims and actions, including reasonable attorneys fees, arising out of damages or injuries to persons or tangible property to the extent they are caused by a professionally negligent act, error, or omission of ETI or any of its agents, subcontractors, or employees in the performance of Services under this Agreement.  ETI will not be responsible for any loss, damage, or liability arising from any contributing negligent acts by CLIENT, its subcontractors, agents, staff, or consultants.  Neither party will be responsible to the other for consequential damages including, but not limited to, loss of profit, loss of investment or business interruption.  The CLIENT also agrees to seek recourse only against ETI and not against its officers, employees, directors, or shareholders.  The CLIENT agrees to limit ETI’s liability due to breach of contract, warranty or negligent acts, errors or omissions of ETI to $50,000 or the fee paid to ETI under this Agreement, whichever is greater.

9.                                       Insurance:  During the period that Services are performed under this Agreement, ETI will maintain the following insurance:  (1) Workers’ Compensation coverage in accordance with the laws of the states having jurisdiction over its employees engaged in the Services and Employer’s Liability Insurance (limit of $500,000 each occurrence.); (2) Commercial General Liability Policy with a limit of $1,000,000 per occurrence and a $2,000,000 aggregate; (3) Commercial Automobile Liability with a limit of $500,000 per occurrence and a $1,000,000 aggregate; and (4) Professional Liability coverage with a $500,000 limit on each claim and a $1,000,000 aggregate.  Client agrees ETI will not be liable for any loss, damage, or liability arising out of this Agreement beyond the coverage, and conditions of such insurance with limits as stated above.

10.                                 Hazardous Substances/Hazardous Waste:  CLIENT represents that if CLIENT knows or has reason to suspect that hazardous substances or pollution may exist at the project site, CLIENT has fully informed ETI.  In the event ETI encounters hazardous substances or contamination significantly beyond that originally represented by CLIENT, ETI may suspend its Services and enter into good faith renegotiation of this Agreement.  CLIENT acknowledges that ETI has no responsibility as a generator, treater, storer, or disposer of hazardous or toxic substances found or identified at a site and CLIENT agrees to defend, indemnify, and hold harmless ETI, from any claim or liability, arising out of ETI’s performance of work under this Agreement and made or brought against ETI for any actual or threatened environmental pollution or contamination except to the extent that ETI has negligently caused or contributed to any such pollution or contamination.  This indemnification includes reasonable attorney fees and expenses incurred by ETI in defense of such claim.

11.                                 Sample Ownership:  All samples and cuttings of materials containing hazardous contaminants are the property and responsibility of CLIENT.  Removal of cuttings from the project site will remain the obligation of CLIENT.  Absent direction from CLIENT, ETI may return all contaminated samples and laboratory byproducts to the CLIENT for proper disposal or treatment.

12.                                 Buried Utilities:  In those situations where ETI performs subsurface exploration, CLIENT, to the extent of its knowledge, will furnish to ETI information identifying the type and location of utilities and other man-made objects beneath the surface of the project site.  ETI will take reasonable precautions to avoid damaging these utilities or objects.  Prior to penetrating the site’s surface, ETI will furnish CLIENT a plan indicating the locations intended for penetration.  CLIENT will approve the location of these penetrations and authorize ETI to proceed.

13.                                 Documents and Records:  CLIENT acknowledges that ETI’s reports, boring logs, field data, field notes, laboratory test data, calculations, estimates and other similar documents (“Records”) are instruments of professional service, not products.  All data ETI prepares for CLIENT under this Agreement will remain the property of ETI.  CLIENT will not use any ETI data or report for any purpose other than its original purpose as defined in the PROPOSAL.  CLIENT has no rights to incomplete or partial data.  ETI will retain these Records for a period of three (3) years following completion of this project.  During this time, ETI will reasonably make available the records to the CLEINT.  ETI may charge a reasonable fee in addition to its professional fees for retrieving or copying such records.

14.                                 Change Orders:  ETI will treat as a change order any written or oral order (including directions, instructions, interpretations or determinations) from CLIENT which request changes in the Services.  ETI will give CLIENT notice within ten (10) days of the change order of any resulting increase in fee.  Unless Client objects in writing within five (5) days, the change order becomes a part of this Agreement.

15.                                 Third-Party Rights:  Except as specifically stated in this Agreement, this Agreement does not create any rights or benefits to parties other than CLIENT and ETI.

16.                                 Assignment/Status:  The CLIENT will not delegate, assign, sublet, or transfer any interest in this Agreement without the written consent of ETI.  ETI is an independent consultant and not the agent or employee of CLIENT.

17.                                 Termination:  Either party may terminate the Services with or without cause upon ten (10) days advance written notice.  If Client terminates without cause, CLIENT will pay ETI costs incurred, noncancelable commitments, and fees earned to the date of termination and through demobilization, including any cancellation charges of vendors and subcontractors.

18.                                 Complete Agreement:  The Parties acknowledge this Agreement, including the Proposal and any Attachments constitute the entire Agreement between them.  Unless stated otherwise in this Agreement, this Agreement may not be modified except in a writing signed by both parties.  The parties agree that California law governs this Agreement and any dispute involving this Agreement.